Exhibit 99.(a)(2)

Schedule A Series of the Trust

Effective October 20, 2023

Name of Fund

Fixed Income
WisdomTree Short-Term Treasury Digital Fund
WisdomTree Long-Term Treasury Digital Fund
WisdomTree Floating Rate Treasury Digital Fund
WisdomTree 3-7 Year Treasury Digital Fund
WisdomTree 7-10 Year Treasury Digital Fund
WisdomTree TIPS Digital Fund

Domestic Equity
WisdomTree 500 Digital Fund
WisdomTree Technology & Innovation 100 Digital Fund

Asset Allocation
WisdomTree Short-Duration Income Digital Fund

Money Market
WisdomTree Government Money Market Digital Fund